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                                                                    EXHIBIT 10.9

       FORM OF SUBLEASE BETWEEN THE REGISTRANT AND HEWLETT-PACKARD COMPANY



        The following is a form of sublease between Acres Gaming Incorporated and Hewlett-Packard Company. There are three subleases of the same form which vary by the following items:

               Sublease             Suite          Square Feet   Monthly Rent
               --------------       -----          -----------   ------------
                       1            L-123          7,095         $7,570.00

                       2            L-109, L-111   2,378         $2,452.00

                       3            L-108, L-115   1,979         $2,040.00


                                    SUBLEASE

        This Sublease (the "Sublease") is entered into by HEWLETT-PACKARD COMPANY, a California corporation ("Sublessor") and ACRES GAMING, INCORPORATION, A NEVADA CORPORATION ("Sublessee"), as of the 22 day of May, 1997.

1. Property Subleased. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, upon the terms and conditions set forth herein, certain property (the "Premises") consisting of approximately 7095 square feet, commonly referred to as 815 NW 9th Street, Suite L-123, Corvallis, Oregon 97330.

2. Master Lease and Master Lessor. The Premises are presently leased by Sublessor from Avery Investments, LLC, an Oregon Limited Liability Company ("Master Lessor"). Sublessor and Master Lessor entered into a Lease for the Premises on January 9, 1995 (the "Master Lease"). A copy of the Master Lease containing 22 pages is attached hereto as exhibit "A" and incorporated herein by this reference.

3. Premises Subject to Master Lease. Except as otherwise provided herein, this Sublease is subject to all of the provisions of the Master Lease, and Sublessee shall:

    a. Be bound with respect to the Premises by all the terms, covenants, and conditions of the Master Lease; and

    b. Assume as to the Premises all obligations (including, without limitation, obligations of maintenance, repair and indemnity) of Sublessor under the Master Lease.

    c. Have no right to exercise Sublessors rights pursuant to Paragraphs 2.3, 2.4, 2.5, and 2.6.

4. Term. The term of this Sublease (the "Lease Term") shall be for a period commencing June 1, 1997 and ending April 20, 1999. However, this Sublease shall earlier terminate if the Master Lease terminates for any reason, in which event the parties shall be released from all liabilities and obligations hereunder. Sublessee shall have the option to extend the term of this Sublease for a period through April 30, 2000, provided Sublessee delivers written notice to Sublessor a minimum of one hundred and fifty
    (150) days prior to expiration of the initial sublease term.



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5.  Rent. Sublessee shall pay Sublessor as rent for the Lease Term the sum of
    $7,570.00 per month, payable in advance on or before the first day of each month, without deduction or offset and without prior notice or demand. Rent for any partial month shall be pro-rated at 1/30 of the monthly rent for each day in the partial month. Any rental sums more that ten (10) days past due shall bear interest at the rate of eighteen percent (18%) per annum until paid.

6. Condition of the Premises. Sublessee has inspected the Premises prior to executing this Sublease. Sublessee acknowledges and agrees that as of the commencement of the Lease Term:

    a.  The Premises are in good condition;

    b.  Sublessor has no obligation to make any improvements to the Premises;
        and

    c.  The Premises are accepted "as is."

7. Insurance. Sublessee shall procure and maintain all insurance policies required under the provisions of paragraph 10 of the Master Lease with respect to the Premises. All such policies shall name Sublessor as an additional insured. Certificates of insurance evidencing such policies shall be delivered to Sublessor within ten days following the execution of this Sublease.

8. Indemnity. Sublessee shall defend, indemnify and hold harmless Sublessor from and against any and all liability, loss, claim, expense, damage, cost, attorney's fee, or obligation arising by reason of:

    a.  Sublessee's use or occupancy of the Premises;

    b. Sublessee's failure to comply with any term, condition, or covenant of this Sublease or the Master Lease; or

    c.  Sublessee's negligence or willful misconduct.

9. Notices. Any notice given under this Sublease shall be in writing and shall be hand delivered or mailed (by certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

        Sublessee:   ACRES GAMING, INCORPORATED
                      815 NW 9th Street
                      Corvallis, OR  97330
                      Attn:  Robert W. Brown, Executive Vice President

        Sublessor:   Hewlett-Packard Company
                      1000 NW Circle Blvd.
                      Corvallis, OR  97330
                      Attn:  Gary Angelo

    Any notice shall be deemed to have been given when hand delivered or, if mailed, seventy-two hours after the time that such notice is deposited in the United States mail.

10. Remedies of Sublessor Upon Default. Sublessor shall, if Sublessee breaches any provision of this Sublease, be entitled to the same remedies as those granted to the Master Lessor for default under the Master Lease, in addition to any remedies at law or in equity which apply to subleases.

11. Nonassignment. Sublessee's interest in this Sublease is not assignable, whether by operation of law or otherwise. Sublessee shall have no right to sublet the Premises or to transfer any interest of Sublessee therein.


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12. Surrender of the Premises. Upon the expiration of the Lease Term or earlier termination of this Sublease, Sublessee shall surrender the Premises in the same condition as received, ordinary wear and tear excepted.

13. Attorneys' Fees. Should either party commence any legal action or proceeding against the other based on this Sublease, the prevailing party shall be entitled to an award of reasonable attorneys' fees, in addition to any other relief to which such party would be entitled.

14. Alterations. Sublessee, at Sublessees sole cost, expense and coordination may remove the existing floor covering within the premises and paint the underlying concrete slab floor.

15. Entire Agreement. This Sublease contains the entire agreement of the parties. No representations, inducements, promises or agreements, oral or otherwise, not embodied herein shall be of any force or effect.



        IN WITNESS WHREOF, the parties have executed this Sublease as of the date first written above.

        SUBLESSOR:                           SUBLESSEE:

        HEWLETT-PACKARD COMPANY              ACRES GAMING, INCORPORATED
                                             A NEVADA CORPORATION


        By                                   By
          ---------------------------          -----------------------------
             Steve Leishman                  ROBERT W. BROWN,
                                             EXECUTIVE VICE PRESIDENT


                               CONSENT TO SUBLEASE


        The undersigned Landlord under the Master Lease hereby consents to the sublease of the Premises in accordance with the terms and conditions of this Sublease.


                                         Avery Investments, LLC
                                         an Oregon Limited Liability
                                         Company



                                            By
                                              ------------------------------
                                            ERIC BUNN,
                                                       ---------------------